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                                                                   EXHIBIT 23.1






                        Consent of KPMG Peat Marwick LLP




March 26, 1998




Board of Directors
Insurance Auto Auctions


We consent to incorporation by reference in the registration statement No. 33-48805 on Form S-8 of Insurance Auto Auctions, Inc. of our report dated February 10, 1998 relating to the consolidated balance sheets of Insurance Auto Auctions, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Insurance Auto Auctions, Inc.

Very truly yours,



/s/ KPMG Peat Marwick LLP




Chicago, Illinois
February 10, 1998